SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release ("Agreement"), effective as of the date described in Section 14 below (the "Effective Date"), is made and entered into by and between Washington Real Estate Investment Trust ("WRIT") and George F. "Skip" McKenzie ("Employee").
WHEREAS, Employee has been employed by WRIT as its President & CEO; and
WHEREAS, Employee has communicated to the Board of Trustees his decision to retire from WRIT; and
WHEREAS, the parties wish to provide for the orderly transition of affairs to a new President & CEO, and to resolve all matters between the parties on a full and final basis;
NOW, THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
1.    Resignation, Transition Arrangements and Return of Property: Employee will continue to serve as President & CEO of WRIT through December 31, 2013 or such shorter period as may be determined by the Board. Consistent with the foregoing, Employee shall resign from the following positions on December 31, 2013 or such earlier time as may be determined by the Board (and shall execute all documents reasonably requested by WRIT to effectuate such resignations): (a) President & CEO of WRIT, (ii) a member of the Board of Trustees and (c) all officer, board of director and board of manager positions (or comparable positions) with all affiliated entities of WRIT (collectively, “Affiliates”). If the Board determines a shorter period, Employee shall remain an employee of WRIT through the balance of 2013. Employee will diligently pursue the responsibilities of the President & Chief Executive Officer as long as he remains in such position. Thereafter, as an employee of WRIT, Employee will assist WRIT in (a) execution of strategic acquisition and disposition activities, (b) transitioning the role of the chief executive to a new person designated by the Board and (c) performing such other duties as shall be reasonably requested by the Board. If Employee is no longer serving as President & Chief Executive, Employee will continue as an employee of WRIT through December 31, 2013 at his current salary and with existing benefits, except as specifically noted in this Agreement. The last day of Employee's final employment with WRIT is referred to as the “Resignation Date.” The period between the Effective Date of this Agreement and the Resignation Date is referred to as the “Transition Period.” On or before the Resignation Date, Employee will return all property of WRIT and its Affiliates, and all copies, excerpts or summaries of such property, in his possession, custody or control.
2.    Final Paycheck and Severance Benefits:
A.    WRIT will pay Employee for all earned but unpaid salary and vacation as of the Resignation Date in accordance with its payroll practices. In addition, WRIT will pay to Employee no later than February 28, 2014 all compensation earned by Employee during the performance periods accruing prior to the Resignation Date pursuant to (i) WRIT's Short-Term Incentive Plan dated January 1, 2011, as amended February 17, 2012 and as further amended herein (the "STIP") and (ii) the WRIT Long-Term Incentive Plan dated January 1, 2011, as amended herein (the "LTIP").
B.    The current STIP (meaning the STIP prior to the effect of the amendments below) provides for (a) a 60% weighting to three financial performance measures (core funds from operations per share, core funds available for distribution per share and same store net operating income); (b) a 20%

weighting to acquisition and disposition activity; and (c) a 20% weighting to individual performance measures. With respect to Employee only, the STIP will be revised for the year 2013 as follows:
(i)    In lieu of the weightings above, the following weightings will apply: (a) a 40% weighting to three financial performance measures (core funds from operations per share, core funds available for distribution per share and same store net operating income, evaluated in the same manner as provided in the current STIP) and the completion of a smooth transition to a new Chief Executive Officer; (b) a 30% weighting to execution of the proposed sale of WRIT's medical office division and related reinvestment activities; and (c) a 30% weighting to successful pricing of the proposed medical office division sale. Notwithstanding the foregoing, if the WRIT Board of Directors (the "Board") determines to abandon the proposed medical office division sale, then the Board will make one of the following two determinations: (x) a determination that such abandonment was because management's execution of the transaction was not satisfactory to the Board, in which case the weightings described in the previous sentence will remain in place; or (y) a determination that such abandonment was due to other circumstances (such as market conditions or a change in strategic direction by the Board), in which case Employee will have a 100% weighting to clause (a) of the preceding sentence (and clauses (b) and (c) will not be applicable).
(ii)    The quantitative scoring of Employee's performance will continue to be on a 1 (low), 2 (target) and 3 (high) scoring system as set forth in the current STIP, but will be based on the weightings described above. The aggregate threshold, target and high award opportunities under the "performance-based" portion of the current STIP (inclusive of both cash and equity portions) will be revised as follows: (a) threshold rating (i.e., 1.0 score) at 150% of base salary (increased from the current STIP level of 101%); (b) target rating (i.e., 2.0) at 260% (increased from the current STIP level of 211%); and (c) high rating (i.e., 3.0) at 375% (no increase from the current STIP level). The proportions of cash and equity for the "performance based" portion will remain as set forth in the current STIP.
(iii)    Employee's STIP award will not be prorated for any reason, as Employee is to remain an employee of WRIT for the balance of 2013.
(iv)    The restricted share portion of the STIP award will be delivered in fully-vested, unrestricted WRIT common shares.
(v)    The form and timing of delivery of the STIP award are subject to Section 409A as described in Section 17 below.
C.    The LTIP currently provides for a three-year award to be issued with respect to the 2011-2013 performance period at the conclusion of 2013. With respect to Employee, the LTIP will be revised as follows:
(i)    Employee's LTIP award will not be prorated for any reason as Employee is to remain an employee of WRIT for the balance of 2013.
(ii)    The restricted share portion of the LTIP award will be delivered in fully-vested, unrestricted WRIT common shares.
(iii)    The form and timing of delivery of the LTIP award are subject to Section 409A as described in Section 17 below.

D.    Furthermore, subject to his compliance with this Agreement, WRIT will provide Employee with the following benefits as indicated after the Effective Date:
(i)    Restricted Stock Units: All of Employee's unvested Restricted Stock Units (7,618 Units) will vest on December 31, 2013. The form and timing of delivery of the units are subject to Section 409A as described in Section 17 below.
(ii)    Restricted Shares: All of Employee's unvested Restricted Shares (15,784 shares) will vest on December 31, 2013. The form and timing of delivery of the shares are subject to Section 409A as described in Section 17 below.
(iii) SERP Vesting: Employee is fully vested in his SERP account. The form and timing of delivery are subject to Section 409A as described in Section 17below.
It is understood and agreed that in accepting the benefits specified in this Section 2, Employee will forfeit any rights he may have to any other form of compensation from WRIT. All amounts payable under this Section 2 shall be subject to applicable federal and state withholding requirements. All vestings and deliveries of WRIT equity will be subject to completion of any necessary time periods required for IRC Section 409A compliance as defined in Section 17 below.
3.    Benefits: Employee and Employee's dependents will continue to participate in WRIT's group health plan through the Resignation Date in accordance with its terms and conditions. Thereafter, Employee will be eligible to continue participation in WRIT's group health plan at his own expense in accordance with and to the extent required by the federal COBRA law, provided that WRIT will pay Employee's COBRA premium as described in Section 12 below. Except as expressly provided otherwise in this Agreement, Employee's entitlement to, participation in, and accrual of, all other salary, compensation or benefits from WRIT shall cease as of the Resignation Date, except that Employee shall have such rights in such benefits as are required by law and plan documents, including without limitation, Employee's vested benefits in WRIT's 401(k) plan, in accordance with and to the extent permitted by plan documents.
4.    Unemployment Compensation Benefits: WRIT will not contest any claim for unemployment benefits that Employee makes for any period after the Resignation Date.
5.    Mutual Releases:
A.    Employee's Release: In consideration for the benefits described herein, and for other good and valuable consideration, which are of greater value than Employee would normally be entitled upon resignation, Employee, on behalf of himself, his heirs, executors, administrators, attorneys, agents, representatives and assigns, hereby forever releases WRIT and its Affiliates, and its and their officers, directors, trustees, owners, shareholders, employees, insurers, benefit plans, agents, attorneys and representatives, and each of their predecessors, successors and assigns, from any and all claims, demands, suits, actions, damages, losses, expenses, charges or causes of action of any nature whatsoever, whether known or unknown, relating in any way to any act, omission, event, relationship, conduct, policy or practice prior to the Effective Date, including without limitation his employment with WRIT and the separation thereof ("Claims"). This release includes without limitation Claims for discrimination, harassment, retaliation or any other violation under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Maryland Human Rights Act, the Montgomery County Human Rights Act, and any other Claims under all other federal, state or local laws; Claims for breach of contract; Claims for wrongful discharge; Claims for emotional distress, defamation, fraud, misrepresentation or any other personal injury; Claims for unpaid compensation; Claims relating to benefits; Claims for attorneys'

fees and costs, Claims for reinstatement or employment; and all other Claims under any federal, state or local law or cause of action. Employee represents that he has not filed any such Claims, and he further agrees not to assert or file any such Claims in the future or to seek or accept any monetary relief with respect to Claims filed by him or on his behalf with the EEOC or any other fair employment agency to the fullest extent permitted by law. It is understood and agreed that this Release does not apply to claims for breach of this Agreement or Claims that cannot be released by law.
B.    WRIT's Release: In consideration for the benefits described herein, and for other good and valuable consideration, WRIT and its Affiliates hereby forever release Employee, his heirs, executors, administrators, agents, representatives and assigns, from any and all claims, demands, suits, actions, damages, losses, expenses, charges or causes of action of any nature whatsoever, whether known or unknown, relating in any way to any act, omission, event, relationship, conduct, policy or practice prior to the Effective Date. This release includes without limitation Claims for breach of any contract or duty; Claims for emotional distress, defamation, fraud, misrepresentation or any other personal injury; Claims for overpaid compensation; Claims relating to benefits; Claims for attorneys' fees and costs; and all other Claims under any federal, state or local law or cause of action. WRIT represents that it has not filed any such Claims, and it further agrees not to assert or file any such Claims in the future. It is understood and agreed that this Release does not apply to claims for breach of this Agreement or Claims that cannot be released by law, or Claims for fraud, embezzlement, intentional misconduct or any other malfeasance.
If any claim, demand, suit, action, damages, loss, expense, charge or cause of action are filed by third parties against Employee arising out of his employment at WRIT, WRIT agrees to indemnify Employee for any costs, fees or liability arising out of such claim, demand, suit, action, damages, loss, expense, charge or cause of action to the extent such costs, fees or liability are not covered by any applicable insurance policy held by WRIT,
6.    Reinstatement: Employee waives all claims for reinstatement or employment with WRIT and its Affiliates, and its and their successors and assigns, and he agrees not to seek such reinstatement or employment in the future unless the parties agree otherwise in writing.
7.    SEC Filing: The parties acknowledge and agree that this Agreement will be publicly filed with the SEC.
8.    Nondisparagement and Nonassistance: Employee agrees not to make any disparaging comments about WRIT or any of its Affiliates or its or their past, present or future management, officers, trustees or employees to any person or entity who is not a party to this Agreement, and he further agrees not to provide any form of assistance to, or to cooperate with, any person or entity asserting or intending to assert any claim or legal proceeding against WRIT or any of its Affiliates except as may be required by law or legal process. WRIT agrees that its Officers and Board members will not make any disparaging comments about Employee to any person or entity who is not a party to this Agreement, and it agrees not to provide any form of assistance to, or to cooperate with, any person or entity asserting or intending to assert any claim or legal proceeding against Employee, except as may be required by law or legal process. The only information anyone in WRIT's Human Resources Department shall disclose about Employee, absent a subpoena or court order, is his position title, dates of employment and the fact that he retired.
9.    Cooperation: Employee agrees to reasonably cooperate with WRIT upon request by answering questions and providing information about matters of which he has personal knowledge. In the event that WRIT becomes involved in any civil or criminal litigation, administrative proceeding or governmental investigation, Employee shall, upon request, provide reasonable cooperation and assistance to WRIT, including without limitation, furnishing relevant information, attending meetings and providing statements and testimony. WRIT will reimburse Employee for all reasonable and necessary time and expenses he incurs in complying with this Section 9.
10.    Confidential Information: Employee shall not, except as required by law, use or disclose to any person or entity any Confidential Information. For the purposes of this Section 10, "Confidential Information" means information Employee obtained through or as a consequence of his employment with WRIT relating to WRIT's business or its tenants which is not in the public domain and includes, without limitation, trade secrets, tenant lists, lease rates, methods of operation, business plans, leads, financial information, research and statistical data. Information does not lose its protection as Confidential Information if it is disclosed in violation of an obligation not to disclose it.
11. Nonsolicitation: During the Transition Period and for a period of twelve (12) months thereafter, Employee shall not directly or indirectly for himself or any other person or entity, whether as an employee, officer, director, consultant, agent, representative, partner, owner, stockholder or in any other capacity, a) solicit any person who then is or was at any time in the preceding six month period employed by WRIT as an employee or independent contractor, to resign from WRIT or to accept employment as an employee or independent contractor with any other person or entity; or b) solicit any person or entity who then is or was at any time in the preceding six month period in a business relationship with WRIT to end or curtail such relationship or to engage in business of the type engaged in by WRIT with another person or entity. Employee agrees that these restrictions are reasonable and necessary for the protection of WRIT's business. Employee further agrees that in the event he breaches any provision in this Section 11, WRIT shall be entitled to injunctive relief in addition to such other relief as a court may deem proper.
12.    Engagement as Consultant and Non-Competition:
A.    Employee will be reasonably available to provide consulting services to WRIT as mutually agreed by the parties for a two (2) year period commencing on January 1, 2014 and ending on December 31, 2015 (it being understood that if mutually agreed upon, such consulting services would not require "full time" involvement from Employee, but would instead involve advisory services on a reasonable basis upon request by WRIT and agreement by Employee). In exchange for his agreement to remain available to provide such consulting services, WRIT will pay (i) Employee a monthly fee of $20,000 during years 2014 and 2015; and (ii) the costs of Employee's COBRA coverage for each of years 2014 and 2015 based on Employee's current health coverage from WRIT (if such COBRA coverage terminates after 18 months, then WRIT will pay to Employee the amount of the COBRA payments for the remaining six months).
B.    Employee will not directly or indirectly compete with WRIT during the Transition Period and for a period of two (2) years following the Resignation Date. For the purposes of this Agreement, competition is defined as employment for, board service with or consulting for a public real estate investment trust with more than ten (10) properties in the Washington, DC metropolitan area (with Employee's board service to Chesapeake Lodging Trust being permitted in all events). If Employee desires to pursue an opportunity that would constitute such "competition," Employee may present such opportunity to the Board and request a waiver, which may or may not be granted in the discretion of the Board. If such waiver is granted, Employee's service to WRIT as a consultant and payments with respect to this service (as described above) may be terminated upon the effective date of such waiver, as the Board so determines.
13.    Miscellaneous: This Agreement represents the entire agreement of the parties, and supersedes all other agreements, discussions and understandings of the parties, concerning the subject matter, except for the Amended and Restated Change In Control Agreement for President and Chief Executive Officer, dated December 1, 2011. All other express or implied agreements of the parties not expressly contained or incorporated by reference herein are terminated and of no further force or effect. This Agreement may not be modified in any manner except in a written document signed by both parties. Should any provision of this Agreement be held to be invalid or unenforceable by a court of competent jurisdiction, it shall be deemed severed from the Agreement, and the remaining provisions of the Agreement shall continue in full force and effect, provided that, should the court determine that any provision of Section 11 or 12 is unenforceable, the court shall modify such provision to make it valid to the maximum extent permitted by law. In the event of any litigation to enforce this Agreement, the prevailing party shall be awarded his or its reasonable attorneys' fees and costs. None of the arrangements made hereunder will be considered a termination without “Cause” or a resignation for “Good Reason” under any agreements or benefit plans or arrangements between Employee and WRIT.
14.    Consultation and Consideration: WRIT hereby advises Employee to consult with an attorney at his own expense prior to signing this Agreement. Employee may take up to twenty-one (21) days from the date he is given this Agreement to consider it, but he may sign it sooner if he wishes. If he signs the Agreement, he will have a period of seven (7) days to revoke his signature (the "Revocation Period"). Thus, this Agreement will not become effective or enforceable until the date that each party has signed the Agreement and the Revocation Period has expired without Employee exercising his right of revocation (the "Effective Date"). Any notice of revocation must be in writing and must be received by Laura Franklin prior to the expiration of the Revocation Period. If Employee signs this Agreement, he represents that he has had sufficient time to consider it, and that she enters into it knowingly and voluntarily with full understanding of its meaning and effect.
15.    Governing Law: This Agreement shall be construed exclusively in accordance with the laws of the State of Maryland, without regard to the principles of conflicts of laws therein.
16.    Assignment: This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Employee may not assign any right or obligation hereunder without WRIT's prior written consent. WRIT may assign its rights and obligations here under to any successor in interest.
17.    Section 409A of the Code. To the extent that such requirements are applicable, this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code ("Section 409A") and shall be interpreted and administered in accordance with that intent. If any provision of the Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Further, for purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the deferral election rules under Section 409A and the exclusion from Section 409A for certain short-term deferral amounts. Anything to the contrary herein notwithstanding, in the event that any such benefit or payment is deemed to not comply with Section 409A, WRIT and Employee agree to renegotiate in good faith any such benefit or payment so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved, provided, however, that any resulting renegotiated terms shall provide to Employee, to the extent reasonably practicable, the after-tax economic equivalent based on what otherwise would have been provided to Employee pursuant to the terms of this Agreement.
18.    Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together which shall constitute one and the same instrument.

THIS SPACE INTENTIONALLY LEFT BLANK

19.    Nonadmissions: By entering into this Agreement, neither party is admitting that it did anything wrong or improper or that it has any liability to the other party.
Employee has had an opportunity to carefully review and consider this Agreement with an attorney, and he has had sufficient time to consider it. After such careful consideration, he knowingly and voluntarily enters into this Agreement with full understanding of its meaning and effect.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

GEORGE F. "SKIP" McKENZIE		WASHINGTON REAL ESTATE
INVESTMENT TRUST

/s/ George F. McKenzie		By:	/s/ Laura M. Franklin
Signature
		Title:	EVP - Accounting and Administration

Date:	7/23/2013	Date:	7/22/2013